Exhibit 23.5

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the use in this Registration Statement on Form S-4, No. 333-148427, of our report, “Valuation Report of the Common Shares, Preference Shares and call and put options and warrants of e.PAK Resources (S) Pte Limited” relating to the valuation of ePAK Holdings Limited and certain securities on various dates from 1999 through 2008 and portions of which are restated in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

National Economic Research Associates, Inc.

By: /s/ David Tabak

New York, NY

April 11, 2008